Exhibit 10.92
CONSULTANCY AGREEMENT

This Agreement is entered into on November 20, 2006 by and between Xfone, Inc. (“Xfone”), with offices at Britannia House, 960 High Road, London N12 9RY, United Kingdom, and Crestview Capital Partners, LLC (“Crestview”) with offices at 95 Revere Drive, Suite A, Northbrook, IL 60062.

The Services

1.  During the term of this Agreement, Xfone will engage Crestview as its strategic consultant on United States capital markets for microcap public companies.

Crestview's Obligations

2.  Crestview shall assist and advise Xfone in connection with Xfone's public trading market activities in the United States. Crestview shall not undertake any fund raising activities whatsoever for Xfone. Crestview is not obligated to devote any specific amount of time to providing advice and consultation to Xfone.

3.  Crestview shall have no authority to impose, incur or create any debt, liability or obligation in the name of, on behalf of, and/or for the account of Xfone.

4.  Crestview shall not, other than with the prior written consent of Xfone, during the term of this Agreement, and at any time after its termination or expiration, for any reason whatsoever, disclose directly or indirectly to any third party, and shall only use for the purposes of this Agreement, any information relating to Xfone (including its subsidiaries and affiliated entites), of whatever nature, which Xfone may deem to be confidential and which Crestview has or shall become possessed of. The foregoing provisions shall not prevent the disclosure or use by Crestview of any information which is or hereafter, through no fault of Crestview, becomes public knowledge or to the extent permitted by law. Xfone shall not provide Crestview with any information which Xfone believes would constitute material, non-public information about Xfone, without Crestview’s express prior consent in each such instance.

5.  Crestview will not serve during the term of this Agreement other companies whose interests are adverse to those of Xfone and/or its subsidiaries and/or affiliated entites, including third parties with whom Xfone and/or its subsidiaries and/or affiliated entites compete. Noting in this Section 5 shall preclude Crestview or any of its affiliates from investing in any competitor of Xfone.

Non-Exclusivity

6.  Xfone reserves the right to appoint or retain any third party to provide services similar to those rendered by Crestview pursuant to this Agreement.

Crestview's Compensation and Reimbursment

7.  In return for its services pursuant to this Agreement, Crestview will be granted 117,676 warrants to purchase restricted shares of Xfone's common stock, registered in the name of Crestview Capital Master, LLC (the "Warrants"). The Warrants will be exercisable pursuant to the following terms: Vesting - 29,419 warrants immediately, 29,419 warrants on February 10, 2007, 29,419 warrants on May 10, 2007, and 29,419 warrants on August 10, 2007; Exercise Price - $3.50; Term - five (5) years. The shares underlying the Warrants shall have piggy-back registration rights.

The grant of the Warrants shall be subject to obtaining the approval of the American Stock Exchange and the Tel Aviv Stock Exchange for listing the shares underlying the Warrants, which the Company undertakes to make its best efforts in order to accomplish on a timely basis.

8.  Any out-of-pocket expenses incurred by Crestview in connection with its services hereunder will be reimbursed by Xfone. Crestview shall not incur any such expenses without the express prior written permission of Xfone.

Independent Contractor

9.  Xfone and Crestview agree that Crestview shall act solely as an independent contractor. Neither Crestview nor any person representing Crestview shall be construed as having entered into relationship of employer and employee with Xfone.

Effective Date and Term

10.  The effective date of this Agreement shall be November 20, 2006. The term of this Agreement shall be one (1) year from the effective date.

Indemnification

11.  Xfone agrees to indemnify and hold Crestview, its affiliates, control persons, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ and accountants’ fees) joint and several, arising out of the performance of this Agreement, whether or not Crestview is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that Crestview engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply and Xfone shall perform its obligations hereunder to reimburse Crestview for its expenses). Such indemnification shall be limited to $170,000.

12.   If for any reason the foregoing indemnification is unavailable to Crestview or such other Indemnified Person or insufficient to hold it harmless, then Xfone shall contribute to the amount paid or payable by Crestview or such other Indemnified Person as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by Xfone and its shareholders on the one hand and Crestview or such other Indemnified Person on the other hand, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Crestview and any other Indemnified Person hereunder exceed the amount of fees actually received by Crestview pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of Xfone under this paragraph shall be in addition to any liability which Xfone may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Xfone, Crestview and any other Indemnified Person.

13.  Crestview agrees to indemnify and hold Xfone, its affiliates, control persons, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ and accountants’ fees) joint and several, arising out of Crestview’s performance of this Agreement, whether or not Xfone is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that Xfone engaged in gross negligence or willful misconduct in connection with this Agreement which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification provision of this Agreement shall apply). Such indemnification shall be limited to $170,000.

14.  If for any reason the foregoing indemnification is unavailable to Xfone or such other Indemnified Person or insufficient to hold it harmless, then Crestview shall contribute to the amount paid or payable by Xfone or such other Indemnified Person as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by Crestview on the one hand and Xfone and its shareholders or such other Indemnified Person on the other hand, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Xfone and any other Indemnified Person hereunder exceed the amount of fees actually received by Crestview pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of Crestview under this paragraph shall be in addition to any liability which Crestview may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Crestview, Xfone and any other Indemnified Person.

15.  The provisions of Sections 11-14 shall survive the termination and expiration of this Agreement.

Amendment

16.	This Agreement may not be changed or modified except by a written document executed and signed by both parties.

Severability

17.  Various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or part thereof is held to be unenforceable by any court of competent jurisdiction, then such enforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions or parts thereof in this Agreement.

Governing Law and Exclusive Jurisdiction

18.  The laws of the State of New York will govern this Agreement and any dispute arising hereunder will be exclusively referred to the competent court in New York.

IN WITNESS WHEREOF, the parties executed this Agreement as of the Date written above.

Xfone, Inc.

By:	/s/ Guy Nissenson
Guy Nissenson
CEO

Crestview Capital Partners, LLC

By:	/s/ Robert Hoyt
Robert Hoyt
Managing Member